EXHIBIT 10.1

SEPARATION AGREEMENT

        This SEPARATION AGREEMENT (this "Agreement") dated as of 12/15, 2010 is by and between JAG Footwear, Accessories and Retail Corporation, a New Jersey corporation (the "Company"), as successor to Nine West Footwear Corporation, and Andrew Cohen (the "Executive").

        WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement dated February 20, 2008, which was amended on April 18, 2008 and July 18, 2008 (as amended, the "Employment Agreement");

        WHEREAS, the Executive and the Company have agreed that the Executive's service with the Company terminated on, and such termination is to be effective as of, October 11, 2010 (the "Separation Date"); and

        WHEREAS, the Executive and the Company wish to terminate the Employment Agreement and enter into this Agreement to set forth the terms and conditions of the Executive's separation;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below.

                1. Separation; Termination of Employment Agreement. Effective as of the Separation Date, the Executive's service as an officer and employee of the Company and as a director, officer and/or employee of any of its affiliates shall terminate. The Executive agrees to sign any additional paperwork that may be required by the Company or law to effectuate such termination of service. The Company and the Executive agree that concurrently with signing this agreement, the Employment Agreement shall terminate and have no further force and effect.

                2. Payments and Benefits. In consideration for the Executive signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, provided that the Executive has not revoked this Agreement, the Company agrees to:

                        (a) Pay the Executive an amount equal to his accrued unpaid base salary, accrued unpaid vacation, accrued unpaid car allowance and unreimbursed business expenses (to the extent reimbursable in accordance with the Company's reimbursement policy) as of the date of termination of employment, which amount, less applicable withholdings and deductions, either has been paid or shall be paid promptly following the execution of this Agreement.

                        (b) Pay the Executive a gross payment of $1,875,000 (the "Severance Payment"), less applicable withholdings and deductions, which is an amount equal to twenty-two and one-half (22.5) months (i.e., the period from the Separation Date until August 31, 2012) of the Executive's base salary at the current rate of $1,000,000 per annum. The Severance Payment shall be made in bi-weekly installments commencing on October 22, 2010. Any portion of the Severance Payment that is not exempted from the requirements of Section 409A of the Internal

Revenue Code ("Section 409A"), in order to prevent any accelerated or additional tax thereunder, shall be deferred and paid in a lump sum with the first bi-weekly installment that occurs at least six (6) months following the Separation Date. The Executive shall have no obligation to seek other employment or otherwise mitigate the Company's obligation to make the Severance Payment under this Section 2(a). The Company and the Executive agree that, the respective amounts of the installment payments of the Severance Amount will be as set forth on Schedule A hereto.

                        (c) Pay the Executive a cash bonus for service performed during 2010 in the amount of the actual bonus earned for such calendar year under the Company's 2007 Executive Annual Cash Incentive Plan, based solely on the extent to which the performance goals previously established for 2010 are attained, with 25% of the target award payable to recognize the Executive's individual performance goals, provided that the minimum amounts specified on the performance scale for the Company's operating income or operating cash flow or for the Executive's business unit contribution margin are attained.

                        (d) Provide the Executive and the Executive's eligible dependents with continued medical and dental coverage under the Company's group policy or otherwise until the Executive attains age 65 (the "Subsidized Period"), at the benefit levels in effect for the Executive and the Executive's eligible dependents immediately prior to the Separation Date, and the Company shall pay the share of the premium of maintaining such coverage equal to the Company's contribution to the Executive's medical and dental insurance premiums immediately prior to the Separation Date; provided, however, that in the event the Executive commences comparable benefit coverage with a subsequent employer during the Subsidized Period, the Executive shall provide the Company with written notice of such comparable coverage and the date upon which such coverage commenced within five (5) days of the commencement thereof, and the Executive's (and such eligible dependents') medical and dental coverage with the Company shall cease as of the last day of the month in which such notice was given.

                        (e) Accelerate the vesting of all equity awards held by the Executive immediately prior to the Separation Date, (which acceleration was done prior to the date of the Executive's execution of this Agreement) all such unvested shares of restricted common stock of The Jones Group Inc. ("Jones") and/or unvested options to purchase common stock of Jones have become fully vested and, in the case of restricted common stock, free of restrictions and, in the case of stock options, fully exercisable and remain exercisable for the same period following the Separation Date as would apply if the Executive's employment had not terminated. The Company and the Executive agree that all such shares of restricted stock and stock options (including the exercise prices and expiration dates thereof) are set forth on Schedule B hereto. Notwithstanding the foregoing, with respect to such shares of restricted stock that were granted under Jones' 2009 Long Term Incentive Plan and which are intended to satisfy the requirements for "qualified performance-based compensation" within the meaning of Treasury Regulation Section 1.162-27(e), accumulated dividends on such restricted stock awards shall be paid out to the Executive solely to the extent to which performance goals for the applicable performance period are satisfied.

                3. No Other Payments. The Executive acknowledges and agrees that, except as otherwise expressly provided in this Agreement, the Executive shall have no right or entitlement from or after the Separation Date to any compensation, bonus, benefits or other amounts in connection with the Executive's service with the Company and its affiliates or the termination of the Executive's services (whether pursuant to the Employment Agreement, any plan, program or policy of the Company or otherwise), except that (i) the Executive shall be entitled to receive any account balance of the Executive under the Jones Apparel Group, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") or the Jones Apparel Group, Inc. Retirement Plan (401(k) Plan) (the "401(k) Plan"), which shall be paid or distributed to the Executive pursuant to the terms and conditions of such plans and (ii) the Executive may elect to port or convert any of his term or supplemental life insurance coverage under Company group plans in effect immediately prior to the Separation Date, in accordance with the terms and conditions of such plans.

                4. Covenants of the Executive. The Executive agrees as follows:

                        (a) Noncompetition; Nonsolicitation. The Executive acknowledges and recognizes (i) the highly competitive nature of the business of the Company, (ii) the importance to the Company of the Confidential Business Information and Trade Secrets (as defined herein) to which the Executive has had access, (iii) the importance to the Company of the knowledge and experience possessed by it relating to the requirements and terms of doing business with existing or potential licensors, licensees, designers, suppliers and customers and methods of doing business, and (iv) the position of responsibility which the Executive has held with the Company. Accordingly, the Executive agrees that he will not, directly or indirectly, at any time during the period from the Separation Date until December 31, 2011: (x) engage in any business which then competes, directly or indirectly, with the business then conducted or licensed by the Company or any of its affiliates, including, without limitation, the manufacturing, marketing and sale of products by independent licensees under trademarks owned by the Company or any of its affiliates, whether such other engagement is as an officer, director, employee, proprietor, consultant, independent contractor, partner, advisor, agent or investor (other than as a passive investor in less than 5% of the outstanding capital stock of a publicly traded corporation); or (y) assist other persons or businesses in engaging in any business activities prohibited under clause (x). The Executive further agrees that during the period from the Separation Date until August 31, 2014, , he will not, directly or indirectly, induce any employees of the Company to engage in any such activities or to terminate their employment or hire or attempt to hire any employees of the Company.

                        (i) As used in this Section 4, the term "Company" shall be deemed to include the Company and any individual, person or entity controlling, controlled by or under common control with the Company, and any respective successors and assigns of any such individual, person or entity.

                        (b) Confidentiality. The Executive agrees that the Company is engaged in the highly competitive business of designing, developing, manufacturing, marketing and selling apparel, footwear and accessories. The Company's involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over considerable time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable trade secrets and confidential business information that are peculiar to the Company's business and the disclosure of which would cause the Company great and irreparable harm. The Executive acknowledges that, during his employment by the Company he received and/or had access to "Trade Secrets" and/or "Confidential Business Information," as those terms are defined below, and that, had he not had the opportunity to work at the Company, he would not have become privy to such information.

                        (i) The term "Trade Secrets" means any technical or financial information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company's competitors. To the fullest extent consistent with the foregoing, Trade Secrets shall include, without limitation, all information and documentation, whether or not subject to copyright, pertaining to product developments, methods of operation, cost and pricing structures, and other private, confidential business matters.

                        (ii) The term "Confidential Business Information" means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to:

A. Financial information, including but not limited to earnings, assets, debts, prices, cost information, sales and profit projections or other financial data;

B. Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts, results of marketing efforts or information about impending transactions;

C. Product information, including but not limited to development plans, designs, and product costs; and

D. Product source and customer information, including but not limited to any data regarding actual or potential supply sources, agency agreements or arrangements and actual or potential customers.

The Executive agrees that he will not directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets or Confidential Business Information. Nothing in this paragraph shall preclude the Executive from disclosing or using Trade Secrets or Confidential Business Information if (x) the Trade Secrets or Confidential Business Information have become generally known, at the time the Trade Secrets or Confidential Business Information are used or disclosed, to the public or to competitors of the Company except through or as a result of any act or omission of the Executive in violation of this Agreement; (y) the disclosure of the Trade Secrets or Confidential Business Information is required to be made by any law, regulation, governmental body or authority, or court order, provided that, if lawful, the Executive will give the Company prompt written notice of such requirement so that the Company may seek an appropriate protective order or similar remedy and (z) the disclosure of the Trade Secrets or Confidential Business Information is made in connection with a proceeding to enforce the Executive's rights under this Agreement. The Executive confirms that he has delivered to the Company all of the Company's property, equipment, documents, computer files and tapes, books, records, lists, files, and any and all other Company materials in the Executive's possession as of the Separation Date (whether maintained in paper, electronic, or any other medium), including without limitation, those relating to or bearing upon any Trade Secrets or Confidential Business Information, and has not retained a copy of any of the foregoing.

                        (c) Ownership of Intellectual Property.

                                (i) The Executive acknowledges and agrees that all work performed, and all ideas, concepts, materials, products, software, documentation, designs, product drawings, sketches, architectures, specifications, flow charts, test data, programmer's notes, deliverables, improvements, discoveries, methods, processes, or inventions, trade secrets or other subject matter related to the Company's business (collectively, "Materials") conceived, developed or prepared by the Executive, alone or with others, during the period of the Executive's employment or other relationship with the Company, in written, oral, electronic, photographic, optical or any other form, are the property of the Company, and all rights, title and interest therein shall vest in the Company, and all Materials shall be deemed to be works made for hire and made in the course of the Executive's employment or other relationship with the Company.

                                (ii) To the extent that title to any Materials has not vested, or may not, by operation of law, vest in the Company, or such Materials may not be considered works made for hire, the Executive hereby irrevocably assigns all rights, title and interest therein to the Company. All Materials belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Executive hereby grants to the Company an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on the Executive's behalf as the Company may deem appropriate in order to perfect or enforce the rights defined in this Section. The Executive further agrees to give the Company, or any person designated by the Company, at the Company's expense, any assistance required to perfect or enforce the rights defined in this Section. The Executive shall communicate and deliver to the Company promptly and fully all Materials conceived or developed by the Executive (alone or jointly with others) during the period of the Executive's employment or other relationship with the Company.

                        (d) Noninterference. The Executive agrees that during the period from the Separation Date until August 31, 2012, he shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any person or entity then known to be a customer, client, vendor, supplier or distributor of the Company to terminate or diminish his, her or its relationship with the Company for any purpose.

                        (e) Nondisparagement. The Executive agrees that during the period from the Separation Date until August 31, 2015, he shall not, directly or indirectly, in public or in private, deprecate, impugn or otherwise make any remarks or statements that might tend to, or be construed to tend to, defame the Company or its reputation, or the reputations of any of its respective officers, directors and employees, nor shall the Executive assist any other person, firm or entity in so doing.

                        (f) Cooperation. The Executive agrees that he will cooperate with and assist the Company in connection with the defense or prosecution of any claim, including in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency, brought by the Company or against the Company or its current or former executives, shareholders or others. Among other things, with reasonable advance notice, the Executive will meet with the Company's representatives and attorneys at mutually convenient times and locations to prepare for and defend such claims. The Executive will also appear, at the Company's request, at depositions and trial in any pending or future litigation.

                        (g) Compliance with Securities Laws. The Executive hereby acknowledges that the securities laws of the United States generally prohibit the use of material non-public information in purchasing or selling securities, as well as the communication of such information to any other person for such use. The Executive agrees that he shall not, directly or indirectly, use any material, non-public information concerning the Company or its affiliates in purchasing or selling securities and further agrees that in the event that he purchases or sells Jones securities following the Separation Date, he shall file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the Securities and Exchange Act of 1934, as amended.

                5. Nondisparagement by the Company. The Company agrees that during the period from the Separation Date until August 31, 2015, the Company shall not, directly or indirectly, in public or in private, deprecate, impugn or otherwise make any remarks or statements that might tend to, or be construed to tend to, defame the Executive or the Executive's reputation, nor shall it assist any other person, firm or entity in so doing.

                6. Legal Fees. Each party hereto shall bear its own legal fees and expenses incurred in connection with the negotiation and execution of this Agreement.

                7. Mutual Release and Waiver. In consideration of the mutual promises contained in this Agreement, the Company and the Executive agree as set forth below.

                                (a) Release by the Company. Subject to the limitations set forth below in Section 10, the Company, on behalf of itself, The Jones Group Inc. and its and their respective affiliates, irrevocably releases the Executive, his attorneys, agents, representatives, advisors, executors, administrators and heirs and the successors, predecessors and assigns of each of the foregoing (and those acting on their behalf in any capacity whatsoever) from all claims, counterclaims, actions, complaints, causes of actions, judgments, debts, rights to indemnification, demands or suits, at law or in equity, known or unknown, arising from, relating to or otherwise concerning the Executive's employment with the Company or the termination thereof, which the Company or any of its past and present parents, subsidiaries or affiliates and the successors, predecessors and assigns of each of the foregoing ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including any such claims arising out of, relating to or otherwise concerning the Employment Agreement and including any such claims based on theories of contract or tort. The Company covenants on behalf of itself and its affiliates not to sue the Executive or any other person or entity described above, at law or in equity, in any forum, for any claims, counterclaims, actions, complaints or causes of actions as set forth in this provision.

                                (b) Release by the Executive. In consideration of the payments and benefits provided by the Company to the Executive pursuant to this Agreement, and subject to the limitations set forth below in Sections 8 and 10, the Executive irrevocably releases the Company, its past and present parents, subsidiaries, affiliates, directors, officers, employees, shareholders, attorneys, agents, representatives and advisors and the successors, predecessors and assigns of each of the foregoing (and those acting on their behalf in any capacity whatsoever) (collectively, the "Company Released Parties") from all claims, counterclaims, actions, complaints, causes of actions, judgments, debts, rights to indemnification, demands or suits, at law or in equity, known or unknown, arising from, relating to or otherwise concerning the Executive's employment with the Company or the termination thereof, which the Executive or any of his executors, administrators or heirs and the successors, predecessors and assigns of each of the foregoing ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including any claims arising out of, relating to or otherwise concerning the Employment Agreement. This includes any claims arising out of federal, state or local wage payment, discrimination, sexual harassment, hostile work environment, retaliation, and fair employment practice law, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Sections 12101 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. Sections 2601 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sections 201 et seq., the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001 et seq., the New York Human Rights Law, as amended, N.Y. Exec. Law Sections 290 et seq., the Administrative Code of the City of New York, Title 8, Civil Rights Sections 8-101 et seq., and any other federal, state or local law or ordinance (whether common law or statutory) dealing with discrimination in employment on the basis of sex, gender, age, race, color, national origin, religion, disability or equal pay requirements, including such claims based on theories of the Executive's mental and physical condition, sexual harassment, hostile work environment, retaliation, contract or tort. The Executive covenants not to sue the Company or any other person or entity described above, at law or in equity, in any forum, for any claims, counterclaims, actions, complaints or causes of actions as set forth in this provision.

                8. Representations of the Executive. The Executive hereby represents, warrants and covenants that he was represented by an attorney of his own selection regarding the release and waiver contained in Section 7(b) (the "Release"). The Executive acknowledges that he enters into the Release voluntarily and with full knowledge and understanding of the provisions set forth in this Section 7 after consulting with his counsel. The Executive further acknowledges that with the advice of counsel he has decided to waive the need for 21 calendar days from the receipt of this Agreement to consider the Release of federal age discrimination claims. The Executive may revoke the Release of federal age discrimination claims during the seven calendar days following execution of the Agreement (the "Revocation Period") by sending written notice to the Company in accordance with Section 11(a). Such a revocation will extend only to the claims contained in the Release of federal age discrimination claims, but does not include any other representation, covenant, agreement, release or waiver made by the parties hereto. Such revocation is not intended to affect or impair any other rights, responsibilities or obligations arising from or relating to this Agreement, except that, in the event of any such revocation, the Executive shall forfeit and surrender promptly to the Company any amounts payable, or previously paid, under Section 2. The Executive acknowledges that, at the expiration of the Revocation Period, the Release of federal age discrimination claims shall become effective and shall be final, binding and irrevocable.

                9. Representations of the Company. The Company hereby represents and warrants that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                10. No Impairment. Nothing in Section 3 or this Section 10 is intended to release or otherwise affect or impair (i) any rights, responsibilities or obligations arising from, relating to or otherwise concerning this Agreement, (ii) any rights the Executive may have to his plan balances in the 401(k) Plan or the Deferred Compensation Plan in which the Executive participates or (iii) the Executive's eligibility for indemnification and advancement of expenses in accordance with the certificate of incorporation and by-laws of the Company, the certificate or articles of incorporation and by-laws of any affiliates of the Company as to which the Executive serves as an officer or director, or any applicable insurance policy.

                11. Miscellaneous.

                        (a) Notices. Any notice or communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given on the third business day following mailing by certified mail, return receipt requested, to the Company at 1411 Broadway, New York, New York 10019, Attention: General Counsel, or to the Executive at the Executive's address on file with the Company (or at such other address as either party may specify by written notice to the other party).

                        (b) Assignment. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which the Executive is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

                        (c) Injunctions. Given that a breach of the provisions of this Agreement would injure the Company irreparably, the Company may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation of such provisions, and no bond, security or other undertaking shall be required of the Company in connection therewith.

                        (d) Severability. The provisions of this Agreement are separable, and if any such provision is invalid or unenforceable, the remaining such provisions shall continue in full force and effect.

                        (e) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes the Employment Agreement and all other existing agreements between the Company and the Executive (except to the extent provided in Sections 3 and 10 above), and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

                        (f) Tax Withholding. All amounts payable to the Executive hereunder shall be subject to any required deductions or withholdings from, and the Executive shall be responsible for, any applicable federal, state, local or other taxes (including any taxes under Section 409A of the Code).

                        (g) Section 409A. For purposes of Section 409A, (i) the Executive's rights to receive the payments referred to in Section 2(a) of this Agreement shall be treated as a right to a series of separate payments under Treas. Reg. Sec. 1.409A-2(b)(2)(iii) and (ii) the Executive's termination of employment with the Company shall be treated as an "involuntary separation from service" within the meaning of Treas. Reg. Sec. 1.409A-1(n).

                        (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules), where it has been entered into and where it is to be performed. The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

                        (i) Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

                        (j) No Waiver. The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties on the dates shown below.

Date: 12/15, 2010	JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION By: /s/ Ira M. Dansky Name: Ira M. Dansky Title: Executive Vice President
Date: 12/13, 2010	ANDREW COHEN /s/ Andrew Cohen

Schedule A

Severance Payment Installments

Payment Date	Amount
10/15/10	$15,384.62
10/29/10	$38,461.54
11/12/10	$37,468.53
11/26 through 4/15/11, bi-weekly	$36,244.12
4/26/11	$10,000
4/26/11 through 8/17/12, bi-weekly	$38,461.54
8/31/12	$28,846.14
Total	$1,875,000

Schedule B

Outstanding Stock Options and Restricted Shares

Grant Date	Expiration Date	Plan ID	Grant Type	Options/Shares Granted	Option Price	Options/Shares Outstanding	Options/Shares Exercisable

8/20/2001	8/20/2011	1999	Non-Qualified	40,910	$33.000000	40,910	40,910

8/20/2001	8/20/2011	1999	Incentive	9,090	$33.000000	9,090	9,090

12/3/2001	12/3/2011	1999	Non-Qualified	10,406	$31.260000	5,604	5,604

	Transactions Date	Type		Shares	Price
	1/4/2005	Exercise		1,002	$37.390000
	1/4/2005	Exercise		3,800	$37.360000

12/3/2001	12/3/2011	1999	Incentive	9,594	$31.260000	9,594	9,594

12/9/2002	12/9/2012	1999	Restricted	5,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	12/9/2005	Exercise		1,666	$30.300000
	2/16/2007	Exercise		1,667	$33.880000
	12/9/2007	Exercise		1,667	$18.600000

12/12/2003	12/12/2010	1999	Restricted	2,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	12/12/2004	Exercise		667	$36.020000
	12/12/2005	Exercise		666	$30.040000
	2/16/2007	Exercise		667	$33.880000

12/12/2003	12/12/2010	1999	Non-Qualified	6,000	$33.360000	6,000	6,000

12/12/2003	12/12/2010	1999	Incentive	4,000	$33.360000	4,000	4,000

5/27/2004	5/27/2011	1999	Restricted	5,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	5/27/2005	Exercise		1,000	$32.130000
	5/27/2006	Exercise		1,000	$34.000000
	8/3/2007	Exercise		1,000	$21.840000
	5/27/2008	Exercise		1,000	$16.060000
	5/27/2009	Exercise		1,000	$8.710000

1/3/2005	1/3/2012	1999	Restricted	8,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	2/15/2008	Exercise		8,000	$15.450000

1/31/2006	1/31/2013	1999	Restricted	3,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	2/13/2009	Exercise		3,000	$3.650000

2/6/2006	2/6/2013	1999	Restricted	15,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	2/13/2009	Exercise		15,000	$3.650000

1/24/2007	1/24/2014	1999	Restricted	10,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	2/12/2010	Exercise		10,000	$15.820000

3/27/2007	3/27/2014	1999	Restricted	15,000	$0.000000	0	0

	Transactions Date	Type		Shares	Price
	1/26/2010	Cancel: missed perf target		1,875
	2/12/2010	Exercise		13,125	$15.820000

2/5/2008	2/5/2015	1999	Restricted	78,329	$0.000000	78,329	0

	Becoming Exercisable 78,329 on 02/11/2011

2/2/2009	2/2/2016	1999	Restricted	25,000	$0.000000	25,000	0

	Becoming Exercisable 25,000 on 02/11/2011

2/2/2009	2/2/2016	1999	Restricted	78,500	$0.000000	78,500	0

	Becoming Exercisable 78,500 on 02/10/2012

1/26/2010	1/26/2017	2009	Restricted	80,213	$0.000000	80,213	0

	Becoming Exercisable 80,213 on 02/16/2013

Optionee Total				405,042		337,240	75,198